Exhibit 10.17 [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED Inspiring Science Amendment to SGD-1006 Commercial Supply Agreement executed on 1 December 2010. [*] Manufacturing Controls Price Increase 27 August 2013 Vaughn Himes VP, Manufacturing 21823- 30th Drive S.E. Bothell, WA 98021 Dear Vaughn: Based on the recent Safebridge assessment of SGD-1006 and SGD-1010 occupation exposure level (OEL), a [*] classification has been applied to these molecules. This change in classification will require additional manufacturing containment and precautions for these [*]. This letter serves to amend the SGD-1006 pricing outlined in the supply agreement executed on 1 December 2010. The purpose of this costing revision is to capture the additional time and materials required to manufacture SGD-1006 [*]. [*] implementation will require extended suite time, additional materials, and FTEs. It is estimated that the implementation will result in a cost increase of [*]. Based on this assessment Seattle Genetics have agreed to increase payment for the [*]. The revised price per gram is outlined in the table below: Revised SGD-1006 Pricing Schedule: SG6 Quantity (g) Current Price ($)/g Batch Cost Increase Revised Cost/g [*] [*] [*] [*] [*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED Inspiring Science IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the Amendment Effective Date. Agreed and Accepted: SAFC, Inc. Seattle Genetics, Inc. By: /s/ Gills Cotter By: /s/ Clay B. Siegall Name: Gills Cotter Name: Clay B. Siegall Title: President Title: President and CEO Date: December 15, 2014 Date: January 20, 2014